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                                                                       EXHIBIT 5


                                 March 28, 2003



HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040

Ladies and Gentlemen:

          We have advised HCC Insurance Holdings, Inc., a Delaware corporation (the "Company") in connection with (i) the Registration on Form S-3 as amended (File Nos. 333-76122 and 333-58350) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of offering under the Securities Act of 1933, as amended, the Company's debt securities, debt warrants, common stock, common stock warrants, preferred stock, preferred stock warrants and Trust Preferred shares to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance by the Company of up to $143,750,000 aggregate principal amount, including the underwriters overallotment of $18,750,000, of the Company's 1.30% Convertible Notes due 2023 (the "Notes") as described in the Company's Prospectus Supplement, dated March 25, 2003 (the "Prospectus Supplement"), and pursuant to an indenture, dated August 23, 2001, between the Company and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee (the "Trustee"), as supplemented by a Second Supplemental Indenture, dated as of March 28, 2003 (the "Indenture"), and the public offering of the Notes pursuant to an underwriting agreement dated March 25, 2003, (the "Underwriting Agreement") between the Company and Salomon Smith Barney, as representative of the several underwriters. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement or the Indenture.

          We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

          On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee in accordance with the provision of the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the


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HCC Insurance Holdings, Inc.
March 28, 2003
Page 2


Company in accordance with their terms, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditor's rights generally and to general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

          We hereby consent to the filing as an exhibit to the Company's Current Report on Form 8-K of this opinion and to its incorporation by reference in the Registration Statement. We also hereby consent to the references to us under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                             Very truly yours,

                                             /s/ Haynes and Boone, LLP

                                             Haynes and Boone, LLP